Exhibit 10.1

January 23, 2025

Mike Dunn

Senior Vice President, Sales, Marketing & Product Strategy

RE: Letter of Intent

Dear Mike,

The purpose of this letter of intent is to formally confirm our recent discussions regarding the evolution of your role, and your desire to be set up to focus on managing the relationship with Walmart.

The detail below summarizes the change in title, additional benefits and equity grant as discussed.

Updated Title

•
Chief Customer Officer

Executive Housing

•
Fully furnished corporate housing in/near Wilmington, MA
•
Fully furnished corporate housing in/near Bentonville, AR

Travel

•
Jet card benefit, providing up to 25 hours of private aviation access each year. This perk is intended to provide support for unexpected schedule and route challenges that may occasionally arise with commercial travel.

Equity Award

•
You will be eligible to receive a special equity-based award of $5,000,0001. This award is in addition to the annual FY25 equity grant previously discussed with you.

I have also attached your FY24 review summary and appreciate your commitment to working together to ensure that in FY25, Symbotic receives the full benefit of your capability and capacity.

I am confident that with these considerations, you will continue to make significant contributions to Symbotic the coming years.

Sincerely,

Rick Cohen
CEO and President, Symbotic

1 Equity award is subject to approval by our Compensation Committee of our Board of Directors. The grant date for your equity award will be after the Compensation Committee’s approval. The vesting schedule and share calculation will be the same as that approved by the Compensation Committee for our annual equity award program.